Exhibit 99.1

News Release

Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060 Laurie Tardif +1 704 423 7048 Investor Relations: Paul Gifford +1 704 423 5517 For Immediate Release	Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7002 www.goodrich.com
Goodrich Announces 31 Percent Increase in Net Income per Diluted Share and 2 Percent Increase in Sales for Fourth Quarter 2008, Adjusts Outlook for 2009
•	Fourth quarter 2008 income per diluted share of $1.35, a 31 percent increase over fourth quarter 2007 income per diluted share of $1.03.

•	Fourth quarter 2008 sales of $1,695 million increased 2 percent over fourth quarter 2007 sales of $1,668 million, including 4 percent growth in commercial aftermarket sales.

•	Total segment operating income margin increased to 16.3 percent, from 15.8 percent in the fourth quarter 2007.

•	Full year 2008 sales of $7.1 billion, an increase of 10 percent over full year 2007 sales of $6.4 billion.

•	Full year 2008 income per diluted share from continuing operations of $5.33 and net income per diluted share of $5.39, an increase of 37 percent and 43 percent, respectively, compared to 2007 results.

•
Full year 2009 sales expectations reduced to $7.1 — $7.2 billion. Net income per diluted share expectations have been lowered to $4.50 — $4.90, from $5.05 — $5.25 previously, to incorporate updated expectations for 2009 pension expense and to take into account the uncertainty of the global economic environment. Net cash provided by operating activities, minus capital expenditures, is expected to exceed 75 percent of net income in 2009.

CHARLOTTE, N.C., Feb. 4, 2008 — Goodrich Corporation announced results today for the fourth quarter and full year 2008 and lowered its outlook for 2009 sales and net income per diluted share, after incorporating updated expectations for 2009 pension expense and to take into account the uncertainty of the global economic environment.

Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Clearly, we are operating in an extremely challenging macroeconomic environment. Goodrich has performed very well in this environment, and we expect to continue our strong performance relative to market trends during 2009. Even though global airline capacity is expected to contract slightly in 2009, we have excellent product positions on the newer, more fuel-efficient airplanes that are least likely to be removed from service. We believe that this positioning will allow us to continue to report 2009 commercial aftermarket sales performance above market trends. We continue to expect commercial airplane original equipment sales growth for Goodrich in 2009, compared to 2008, as Boeing and Airbus are expected to deliver more new airplanes in 2009 than they delivered in 2008. Additionally, we are developing products for the right planes of tomorrow, including significant products for the Boeing 787 Dreamliner, the Airbus A350 XWB, the Bombardier CSeries and the Mitsubishi Regional Jet. These new programs are expected to generate significant new revenues for Goodrich for many years to come, and will help Goodrich sustain its position as an industry leader in its commercial aerospace markets. During 2009, we expect our diversified portfolio of defense and space products to continue to grow, especially in key product areas such as intelligence, surveillance and reconnaissance (ISR) and our helicopter products.”
“All of us at Goodrich are actively engaged in efforts to reduce our discretionary spending and control our headcount during these uncertain economic times. We are prepared to act swiftly as economic conditions change to minimize the impact of potential reductions in new aircraft production or further decreases in airline capacity. With our strong balance sheet, excellent cash flow and motivated workforce, we believe we can continue our track record of strong financial performance during 2009 and beyond,” Larsen continued.
Fourth Quarter 2008 Results
Goodrich reported fourth quarter 2008 net income of $169 million, or $1.35 per diluted share, on sales of $1,695 million. In the fourth quarter 2007, the company reported net income of $131 million, or $1.03 per diluted share, on sales of $1,668 million. Fourth quarter 2008 sales increased 2 percent and net income per diluted share increased 31 percent compared with the fourth quarter 2007.
Net income in the fourth quarter 2008, compared with the fourth quarter 2007, was affected by the overall increase in sales and improved operational efficiencies in most business units. Three other factors affected fourth quarter net income, compared to the fourth quarter 2007, including:
•
The fourth quarter 2008 results included pre-tax income of approximately $16 million, $15 million after-tax or $0.12 per diluted share, related to the Rolls-Royce engine controls joint venture, which was completed on December 31, 2008.

•
The company reported an effective tax rate of 23 percent for the fourth quarter of 2008, compared with an effective tax rate of 33 percent during the fourth quarter 2007. The effective tax rate for the fourth quarter 2008 included the full year 2008 benefit of the extension of the U.S. Research and Development tax credit, which became law in October 2008. The company also benefited from lower than expected effective state tax rates and a low effective rate on the gain associated with the formation of the Rolls-Royce joint venture noted above.

•
The fourth quarter 2007 results included pre-tax income of $18.5 million, $11.6 million after-tax or $0.09 per diluted share, related to the resolution of an A380 claim against Northrop Grumman. There were no similar gains during the fourth quarter 2008.

The increased overall sales for the quarter reflected continued growth in most of the company’s major market channels. For the fourth quarter 2008 compared with the fourth quarter 2007, sales changes by market channel were as follows:
•
Large commercial airplane original equipment sales decreased by 11 percent. Sales to Airbus grew by about 9 percent, but sales to Boeing declined by about 40 percent primarily due to the machinists’ strike which resulted in fewer deliveries of components for Boeing airplanes,

•	Regional, business and general aviation airplane original equipment sales increased by 15 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by 4 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 7 percent.
Sales during the fourth quarter 2008, compared to the fourth quarter 2007, were negatively affected by $69 million due to foreign currency exchange rate impacts.
Net cash provided by operating activities during the fourth quarter 2008 was $326 million, an increase of $138 million from the same period in 2007. During the fourth quarter 2008, the company received cash totaling $115 million from Rolls-Royce related to the formation of the engine controls joint venture. Also in the fourth quarter the company contributed $126 million to its worldwide pension plans, compared with $22 million during the fourth quarter 2007. Capital expenditures were $95 million in the fourth quarter 2008 compared with capital expenditures of $122 million in the fourth quarter 2007.
Full Year 2008 Results
For the full year 2008, the company reported income from continuing operations of $674 million or $5.33 per diluted share, on sales of $7,062 million. The effective tax rate for 2008 was approximately 30 percent, compared with an effective tax rate of 31 percent for 2007. During the full year 2007, income from continuing operations was $496 million, or $3.88 per diluted share, on sales of $6,392 million.
Net income for the full year 2008 was $681 million, or $5.39 per diluted share, including an after-tax gain from discontinued operations of $8 million, or $0.06 per diluted share. During the full year 2007, net income was $483 million, or $3.78 per diluted share, on sales of $6,392 million, including an after-tax loss from discontinued operations of $13 million, or $0.10 per diluted share, primarily associated with the sale of the company’s Aviation Technical Services business.

The 10 percent increase in overall sales is primarily attributable to continued sales growth in the company’s major market channels, which experienced full year 2008 growth as follows:
•	Large commercial airplane original equipment sales increased by 7 percent,

•	Regional, business and general aviation airplane original equipment sales increased by 23 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by 9 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 11 percent.
Sales during the full year 2008, compared to the full year 2007, were negatively affected by $47 million due to foreign currency exchange rate impacts.
Net cash provided by operating activities during the full year 2008 was $787 million, an increase of $193 million over 2007. The increase was primarily due to higher 2008 net income of $199 million. During the full year 2008, the company received cash totaling $115 million from Rolls-Royce related to the formation of the engine controls joint venture. Also, during 2008 the company contributed $227 million to its worldwide pension plans, compared with $133 million during 2007. Capital expenditures were $285 million for the full year 2008 compared with capital expenditures for the full year 2007 of $283 million.
Business Highlights
•
On December 31, 2008, Goodrich and Rolls-Royce completed the formation of a joint venture company to develop and supply engine controls for Rolls-Royce aero engines. The joint venture company will operate as Aero Engine Controls. Each of the contributing companies owns 50 percent of Aero Engine Controls. Goodrich will retain the aftermarket products and services business associated with the joint venture’s products.

•
On December 9, 2008, Goodrich was selected by Airbus to supply wheels and carbon brakes for all variants of the A350 XWB family of aircraft. The selection significantly increases Goodrich’s content on the program.

•
On November 25, 2008, Goodrich received a contract from the U.S. Department of Defense (DOD) for the first operational satellite system in support of Operationally Responsive Space (ORS). The satellite, designated ORS Sat-1, is to be manufactured and integrated by Goodrich’s ISR Systems team in Danbury, Connecticut. ORS is focused on the ability to quickly and affordably implement space capabilities that benefit the warfighter.

•
On October 2, 2008, Goodrich officially opened a 350,000 sq. ft. campus in Mexicali, Mexico focusing primarily on metal treatment processing and fabrication. In December 2008, Goodrich’s Board of Directors approved a plan to develop a 165,000 sq. ft. campus in Tianjin, China to accommodate maintenance, repair and overhaul, original equipment support, enterprise supply chain and shared services activities for the region.

2009 Outlook
The company’s 2009 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2009, compared with the full year 2008 outlook, include:
•	Large commercial airplane original equipment sales are expected to increase by about 3 — 5 percent,

•	Regional, business and general aviation airplane original equipment sales are expected to decrease by approximately 10 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to be approximately flat, with large commercial aftermarket sales up slightly while regional, business and general aviation aftermarket sales are expected to be somewhat lower, compared to 2008. This outlook assumes that worldwide available seat miles (ASMs) decrease by approximately 4 percent in 2009 compared to 2008, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 5 percent.
The company’s full year 2009 sales expectations are for sales of $7.1 — $7.2 billion, representing expected growth of about 1 — 2 percent compared to 2008. The 2009 sales expectations, compared to 2008, include unfavorable sales impacts of approximately $180 million, or 2 percent of sales, related to foreign currency exchange rate fluctuations and lower sales of approximately $150 million related to the formation of the Rolls-Royce engine controls joint venture.
The outlook for 2009 income from continuing operations and net income per diluted share is for a range of $4.50 — $4.90. Excluding the gain related to formation of the joint venture in 2008, referenced above, and increased pension expenses discussed below, Goodrich’s outlook for income from continuing operations per diluted share would have been slightly up for 2009, compared to 2008.
The 2009 outlook includes, among other factors:
•
Compared to 2008, higher pre-tax pension expense of $110 million, or $0.55 per diluted share. The higher pension expense incorporates the company’s negative return on U.S. plan assets of approximately 19 percent in 2008. It includes a 2009 U.S. discount rate of approximately 6.5 percent, compared to a rate of 6.3 percent for 2008,

•	A full-year effective tax rate of 31 — 32 percent for 2009, and

•	Favorable foreign exchange translation costs for 2009 that are approximately $5 million lower than those experienced in 2008.

For 2009, Goodrich expects net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income, including the impact of announced delays in the Boeing 787 Dreamliner and the Airbus A380 airplane programs. This outlook reflects a continuation of investments to support these programs, the Airbus A350 XWB and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company now expects capital expenditures for 2009 to be in a range of $230 — $270 million, compared to the prior outlook of $275 — $300 million.
The current sales, net income and net cash provided by operating activities outlooks for 2009 do not include the impact of acquisitions or divestitures.

The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2008 segment results.

Goodrich will hold a conference call on February 4, 2009 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;

•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts; and

•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended December 31, 2008 Compared with Quarter Ended December 31, 2007

	Quarter Ended December 31,
			%	% of Sales
	2008	2007	Change	2008	2007
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$579	$637	(9%)
Nacelles and Interior Systems	$603	$543	11%
Electronic Systems	$513	$488	5%

Total Sales	$1,695	$1,668	2%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$61	$66	(8%)	10.6%	10.3%
Nacelles and Interior Systems	$146	$126	15%	24.1%	23.3%
Electronic Systems	$69	$72	(4%)	13.5%	14.8%

Segment Operating Income	$276	$264	4%	16.3%	15.8%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $579 million for the quarter ended December 31, 2008 decreased $58 million, or 9 percent, from $637 million for the quarter ended December 31, 2007. The decrease was primarily due to the following:
•
Lower large commercial airplane OE sales of approximately $52 million, primarily in our landing gear business unit. The sales decrease was primarily associated with the Boeing strike, which ended in November 2008; and

•	Lower defense and space OE and aftermarket sales of approximately $7 million, primarily in our actuation systems and aircraft wheels and brakes business units; partially offset by

•	Higher non-aerospace sales of approximately $4 million in our engine components business unit.
Actuation and Landing Systems segment operating income of $61 million for the quarter ended December 31, 2008 decreased $5 million, or 8 percent, from $66 million for the quarter ended December 31, 2007. This decrease in operating income was primarily due to the following:
•	Settlement of an A380 claim with Northrop Grumman in the fourth quarter of 2007 that did not recur in 2008, which resulted in lower income of approximately $16 million; partially offset by
•	Favorable product mix across most business units, which resulted in higher income of approximately $4 million; and

•	Higher pricing net of increased operating costs across all business units, which resulted in higher income of approximately $9 million.

Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $603 million in the quarter ended December 31, 2008 increased $60 million, or 11 percent, from $543 million in the quarter ended December 31, 2007. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales, including spare parts and MRO volume of approximately $16 million, primarily in our aerostructures and interiors business units;

•	Higher defense and space OE and aftermarket sales of approximately $20 million, primarily in our aerostructures and interiors business units;

•	Higher regional, business, and general aviation airplane OE sales of approximately $13 million, primarily in our aerostructures and interiors business units; and

•
Higher large commercial airplane OE sales of approximately $12 million, primarily in our interiors business unit. In our aerostructures business unit, increased sales to Airbus were offset by decreased sales to Boeing, due primarily to the machinists’ strike.

Nacelles and Interior Systems segment operating income of $146 million in the quarter ended December 31, 2008 increased $20 million, or 15 percent, from $126 million in the quarter ended December 31, 2007. The increased segment operating income was primarily due to the following:
•	Higher sales volume, primarily in our aerostructures and interiors business units, which resulted in higher income of approximately $22 million; partially offset by

•	Higher operating costs of approximately $3 million across all business units.

Electronic Systems: Electronic Systems segment sales of $513 million in the quarter ended December 31, 2008 increased $25 million, or 5 percent, from $488 million in the quarter ended December 31, 2007. The increase was primarily due to the following:
•
Higher defense and space OE and aftermarket sales of approximately $18 million, primarily in our intelligence, surveillance and reconnaissance and sensors and integrated systems business units, including sales associated with the acquisition of TEAC and ROI of approximately $16 million;

•
Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $9 million, primarily in our sensors and integrated systems and engine control and electrical power systems business units, including sales associated with the acquisition of TEAC of approximately $3 million;

•	Higher regional, business and general aviation airplane OE sales of approximately $7 million, primarily in our sensors and integrated systems business unit; partially offset by

•	Lower large commercial airplane OE sales of approximately $7 million, primarily in our engine control and electrical power systems and sensors and integrated systems business units.
Electronic Systems segment operating income of $69 million in the quarter ended December 31, 2008 decreased $3 million, or 4 percent, from $72 million in the quarter ended December 31, 2007. The decreased segment operating income was primarily due to the following:
•
Higher costs of approximately $13 million, primarily due to higher research and development expenses on new programs in our sensors and integrated systems and engine control and electrical power systems business units; partially offset by

•
Higher sales volume offset by unfavorable pricing and product mix, primarily in our sensors and integrated systems and engine control and electrical power systems business units, which resulted in higher income of approximately $12 million.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales	$1,695.1	$1,667.8	$7,061.7	$6,392.2
Operating costs and expenses:
Cost of sales	1,191.0	1,189.9	4,906.2	4,483.3
Selling and administrative costs	263.0	250.6	1,054.6	1,027.6

	1,454.0	1,440.5	5,960.8	5,510.9

Operating Income	241.1	227.3	1,100.9	881.3
Interest expense	(27.2)	(31.1)	(112.4)	(124.9)
Interest income	0.6	3.7	5.7	9.2
Other income (expense) — net	4.6	(3.1)	(27.6)	(48.7)

Income from continuing operations before income taxes	219.1	196.8	966.6	716.9
Income tax expense	(50.5)	(64.0)	(293.0)	(220.9)

Income From Continuing Operations	168.6	132.8	673.6	496.0
Income (loss) from discontinued operations	0.1	(1.6)	7.6	(13.4)

Net Income	$168.7	$131.2	$681.2	$482.6

Basic Earnings per Share:
Continuing operations	$1.37	$1.06	$5.41	$3.96
Discontinued operations	—	(0.01)	0.06	(0.10)

Net Income	$1.37	$1.05	$5.47	$3.86

Diluted Earnings per Share:
Continuing operations	$1.35	$1.04	$5.33	$3.88
Discontinued operations	—	(0.01)	0.06	(0.10)

Net Income	$1.35	$1.03	$5.39	$3.78

Dividends Declared per Common Share	$0.25	$0.225	$0.925	$0.825

Weighted — Average Number of Shares Outstanding (in millions)
Basic	123.1	124.8	124.4	125.1

Diluted	124.6	127.7	126.5	127.8

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales:
Actuation and Landing Systems	$579.0	$636.5	$2,614.9	$2,400.6
Nacelles and Interior Systems	603.5	543.2	2,485.6	2,169.0
Electronic Systems	512.6	488.1	1,961.2	1,822.6

Total Sales	$1,695.1	$1,667.8	$7,061.7	$6,392.2

Operating Income:
Actuation and Landing Systems	$61.4	$65.8	$300.0	$247.8
Nacelles and Interior Systems	145.6	126.3	647.5	531.0
Electronic Systems	69.0	72.1	268.8	247.8

Total Segment Operating Income (1)	276.0	264.2	1,216.3	1,026.6

Corporate General and Administrative Costs	(28.3)	(33.2)	(96.1)	(129.1)
ERP Implementation Costs	(6.6)	(3.7)	(19.3)	(16.2)

Total Operating Income	$241.1	$227.3	$1,100.9	$881.3

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	10.6%	10.3%	11.5%	10.3%
Nacelles and Interior Systems	24.1%	23.3%	26.1%	24.5%
Electronic Systems	13.5%	14.8%	13.7%	13.6%

Total Segment Operating Income as a Percent of Sales	16.3%	15.8%	17.2%	16.1%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	December 31,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$370.3	$406.0
Accounts and notes receivable — net	1,048.9	1,006.2
Inventories — net	1,974.7	1,775.6
Deferred income taxes	153.5	178.2
Prepaid expenses and other assets	47.2	108.4
Income taxes receivable	73.7	74.4

Total Current Assets	3,668.3	3,548.8

Property, plant and equipment — net	1,391.4	1,387.4
Prepaid pension	0.6	16.1
Goodwill	1,390.2	1,363.2
Identifiable intangible assets — net	402.8	452.1
Deferred income taxes	92.0	11.1
Other assets	537.6	755.3

Total Assets	$7,482.9	$7,534.0

Current Liabilities
Short-term debt	$37.7	$21.9
Accounts payable	646.4	586.7
Accrued expenses	1,005.3	930.8
Income taxes payable	5.6	10.6
Deferred income taxes	25.0	29.7
Current maturities of long-term debt and capital lease obligations	121.3	162.9

Total Current Liabilities	1,841.3	1,742.6

Long-term debt and capital lease obligations	1,410.4	1,562.9
Pension obligations	973.9	417.8
Postretirement benefits other than pensions	309.4	358.9
Long-term income taxes payable	172.3	146.0
Deferred income taxes	62.3	170.2
Other non-current liabilities	622.0	556.2
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 143,611,254 shares at December 31, 2008 and 142,372,162 shares at December 31, 2007 (excluding 14,000,000 shares held by a wholly owned subsidiary)	718.1	711.9
Additional paid-in capital	1,525.3	1,453.1
Income retained in the business	1,619.2	1,054.8
Accumulated other comprehensive income (loss)	(978.1)	14.4
Common stock held in treasury, at cost (20,410,556 shares at December 31, 2008 and 17,761,696 shares at December 31, 2007)	(793.2)	(654.8)

Total Shareholders’ Equity	2,091.3	2,579.4

Total Liabilities And Shareholders’ Equity	$7,482.9	$7,534.0

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating Activities
Net income	$168.7	$131.2	$681.2	$482.6
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.1)	1.6	(7.6)	13.4
Pension and postretirement benefits:
Expenses	20.8	20.7	97.7	116.3
Contributions and benefit payments	(130.5)	(26.3)	(254.7)	(163.7)
Depreciation and amortization	65.2	61.6	257.2	250.2
Excess tax benefits related to share-based payment arrangements	0.3	(4.9)	(8.1)	(16.6)
Share-based compensation expense	10.9	14.7	36.4	70.0
Deferred income taxes	152.4	149.7	143.4	137.8
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	23.4	12.1	(125.7)	(81.4)
Inventories, net of pre-production and excess-over-average	(45.4)	30.8	(189.8)	(89.2)
Pre-production and excess-over-average inventories	(37.3)	(29.6)	(120.6)	(116.3)
Other current assets	(5.8)	(2.1)	(8.6)	5.7
Accounts payable	29.9	(22.3)	137.8	(10.5)
Accrued expenses	98.9	18.2	43.4	95.0
Income taxes payable/receivable	(114.7)	(152.8)	36.5	(84.5)
Other non-current assets and liabilities	89.1	(15.0)	68.1	(15.1)

Net Cash Provided By Operating Activities	325.8	187.6	786.6	593.7

Investing Activities
Purchases of property, plant and equipment	(95.1)	(122.0)	(284.7)	(282.6)
Proceeds from sale of property, plant and equipment	3.7	2.5	6.5	3.3
Acquisitions, net of acquired cash	—	—	(131.8)	—

Net Cash Used In Investing Activities	(91.4)	(119.5)	(410.0)	(279.3)

Financing Activities
Increase (decrease) in short-term debt, net	(74.7)	9.5	15.9	9.2
Repayment of long-term debt and capital lease obligations	(2.9)	(0.3)	(201.0)	(1.4)
Proceeds from issuance of common stock	0.5	17.0	24.7	95.9
Purchases of treasury stock	(0.1)	(62.1)	(138.4)	(214.6)
Dividends paid	(28.4)	(25.3)	(114.1)	(101.2)
Excess tax benefits related to share-based payment arrangements	(0.3)	4.9	8.1	16.6
Distributions to minority interest holders	(2.8)	(3.8)	(9.6)	(7.0)

Net Cash Used In Financing Activities	(108.7)	(60.1)	(414.4)	(202.5)

Discontinued Operations
Net cash (used in) provided by operating activities	—	(5.3)	(2.6)	1.3
Net cash provided by investing activities	—	90.2	15.7	88.8
Net cash provided by financing activities	—	—	—	—

Net cash provided by discontinued operations	—	84.9	13.1	90.1
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(1.2)	(11.0)	2.7

Net increase (decrease) in cash and cash equivalents	123.4	91.7	(35.7)	204.7
Cash and cash equivalents at beginning of period	246.9	314.3	406.0	201.3

Cash and cash equivalents at end of period	$370.3	$406.0	$370.3	$406.0

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007

Preliminary Income Statement Data:
Net Interest Expense	$(26.6)	$(27.4)	$(106.7)	$(115.7)

Other Income (Expense), Net:	$4.6	$(3.1)	$(27.6)	$(48.7)

- Divested business retiree health care	(2.4)	(4.6)	(17.0)	(18.4)
- Income (expense) related to previously owned businesses	(3.1)	8.4	(9.0)	(7.7)
- Minority interest and equity in affiliated companies	(3.0)	(6.7)	(15.3)	(24.3)
- Income (expense) related to the formation of a joint venture	16.0	—	12.8	—
- Other Income (expense)	(2.9)	(0.2)	0.9	1.7

Preliminary Cash Flow Data:
Dividends	$(28.4)	$(25.3)	$(114.1)	$(101.2)

Depreciation and Amortization	$65.2	$61.6	$257.2	$250.2

- Depreciation	47.5	44.2	183.4	179.4
- Amortization	17.7	17.4	73.8	70.8

	December 31,	December 31,
	2008	2007

Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$633.1	$515.4

Short-term Debt	$37.7	$21.9
Current Maturities of Long-term Debt and Capital Lease Obligations	121.3	162.9
Long-term Debt and Capital Lease Obligations	1,410.4	1,562.9

Total Debt[1]	$1,569.4	$1,747.7
Cash and Cash Equivalents	370.3	406.0

Net Debt[1]	$1,199.1	$1,341.7

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.